                                                                    EXHIBIT 4.5


         THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMMERCIAL CONSOLIDATORS CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.


                            SECURED CONVERTIBLE NOTE

            FOR VALUE RECEIVED, COMMERCIAL CONSOLIDATORS CORP., an Alberta, Canada corporation (hereinafter called "Borrower"), hereby promises to pay to ALPHA CAPITAL AKTIENGESELLSCHAFT, Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein, Fax: 011-42-32323196 (the "Holder") or order, without demand, the sum of One Million Dollars ($1,000,000.00), with simple interest accruing at the annual rate of 8%, on March 15, 2003 (the "Maturity Date").

            This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the "Subscription Agreement"), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

                                    ARTICLE I

                               GENERAL PROVISIONS

            1.1 Payment Grace Period. The Borrower shall have a ten (10) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of fifteen percent (15%) per annum shall apply to the amounts owed hereunder.

            1.2 Conversion Privileges. The Conversion Privileges set forth in
Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full. Except as set forth in Section 9.7 of the Subscription Agreement, the Borrower may not prepay the Note at any time. To the extent prepayment is permitted under Section 9.7 of the Subscription Agreement, the Borrower shall not pay any penalty or premium, except as set forth in the Subscription Agreement. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with
Article II hereof; provided, that if the Borrower violates or breaches in any material respect any of its covenants or agreements to register the Registrable Securities pursuant to Section 10 of the Subscription Agreement, the Borrower may not pay this Note after the Maturity Date, without the consent of the Holder.

            1.3 Interest Rate. Interest payable on this Note shall accrue at the annual rate of eight percent (8%) and be payable on each annual anniversary of this Note or sooner, upon each Conversion, and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

                                   ARTICLE II

                                CONVERSION RIGHTS

                  The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower's Common Stock, no par value per share ("Common Stock") as set forth below.

            2.1. Conversion into the Borrower's Common Stock.

            (a) The Holder shall have the right from and after the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of common stock of Borrower as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such stock shall hereafter be changed or reclassified (the "Common Stock") at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a Notice of Conversion as described in
Section 9 of the Subscription Agreement of the Holder's written request for conversion, Borrower shall issue and deliver to the Holder within five business days from the Conversion Date that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note in the manner provided in Section 1.3 through the Conversion Date directly to the Holder on or before the Delivery Date (as defined in the Subscription Agreement). The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest to be converted, by the Conversion Price.

            (b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be the lower of (i) One Dollar and Ninety Cents ($1.90) ("Maximum Base Price") or (ii) eighty percent (80%) of the three lowest closing prices for the Common Stock on the OTC Pink Sheets, NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange, as applicable, or if not then trading on any of the foregoing, such other principal market or exchange where the Common Stock is listed or traded (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, the "Principal Market") for the fifteen (15) trading days prior to but not including the Conversion Date; provided, however, that in no event shall the Conversion Price be less than $1.50 (the "Floor Price") unless a condition described in Section
9.9 of the Subscription Agreement shall have occurred. For purposes of the NASD OTC Bulletin Board, closing bid price shall mean the last closing bid price as reported by Bloomberg Financial.

            (c) The Maximum Base Price described in Section 2.1(b)(i) and the Floor Price described in Section 2.1(b)(ii) above and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a) and 2.1(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

                B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

            (d) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

            2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

                                   ARTICLE III

                                EVENT OF DEFAULT

            The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

            3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal or interest hereon when due and such failure continues for a period of ten (10) days after the due date. The ten (10) day period described in this Section 3.1 is the same ten (10) day period described in Section 1.1 hereof.

            3.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of twenty (20) days after written notice to the Borrower from the Holder.

            3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement entered into by the Holder and Borrower in connection with this Note, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date (as defined in the Subscription Agreement).

            3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

            3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

            3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.

            3.7 Delisting. Delisting of the Common Stock from the American Stock Exchange or such other principal exchange on which the Common Stock is listed for trading; failure to comply with the requirements for continued listing on the American Stock Exchange for a period of three consecutive trading days; or notification from the American Stock Exchange or any Principal Market that the Borrower is not in compliance with the conditions for such continued listing on the American Stock Exchange or other Principal Market and the Common Stock does not at the time of such notification comply with the initial listing requirements of the American Stock Exchange.

            3.8 Concession. A concession by the Borrower, after applicable notice and cure periods, under any one or more obligations in an aggregate monetary amount in excess of $100,000.

            3.9 Stop Trade. An SEC stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

            3.10 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note and Section 9 of the Subscription Agreement, or if required a replacement Note.

            3.11 Non-Registration Event. The occurrence of a Non-Registration Event as described in Section 10.4 of the Subscription Agreement.

            3.12 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement, in each case, which is not cured after any required notice and/or cure period.

            3.13 Guaranteed Return. In the event that by the Anniversary Date, the Holder shall not have received the minimum Guaranteed Return specified in
Section 4.8 of this Note.


                                   ARTICLE IV

                                  MISCELLANEOUS

            4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            4.2 Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by fax transmission (with copy sent by regular, certified or registered mail or by overnight courier). For the purposes hereof, the address and fax number of the Holder is as set forth on the first page hereof. A Conversion Notice shall be deemed delivered on (i) the business day it is received by facsimile or otherwise by the Borrower if such notice is received prior to 11:00 A.M. New York time, or
(ii) the immediately succeeding business day if it is received by facsimile or otherwise after 11:00 A.M. New York time on a business day or at any time on a day which is not a business day. The address and fax number of the Borrower shall be Commercial Consolidators Corp., 5255 Yonge Street, Suite 1010, Toronto, Ontario M2N 6P4, Canada, attn: Michael Weingarten, Chairman, telecopier number:
(416) 512-8348. Both Holder and Borrower may change the address and fax number for service by service of notice to the other as herein provided. Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Subscription Agreement.

            4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

            4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

            4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

            4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

            4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

            4.8 Guaranteed Minimum Return on Investment. The Holder of this Note shall have received in cash, by a date which shall be not later than one (1) year from the date of this Note (the "Anniversary Date"), a cash amount equal to 120% of the principal amount of this Note (the "Guaranteed Return"). Notwithstanding the foregoing, such Guaranteed Return shall, for all purposes of this Note, the Subscription Agreement, the Pledge Agreement and the Security Agreement given as collateral to secure the Borrower's obligations under this Note, be deemed to have been paid to the Holder if, by such Anniversary Date, the sum of (a) all cash interest payments received under this Note, (b) all payments of principal and/or Premium on this Note paid in connection with any Optional Redemption or Mandatory Redemption, (c) an amount equal to the closing price of the Common Stock on each Conversion Date multiplied by the number of shares of Common Stock received by Holder in connection with each such Conversion Date, or (d) any combination of the foregoing, shall equal or exceed $1,200,000, inclusive. Notwithstanding the foregoing, the Borrower may comply with the provisions of this Section 4.8 by tendering payment ot the Holder, in exchange for any then outstanding principal amount of this Note, of an amount equal to $1,200,000, less all cash previously received by the Holder or otherwise calculated in accordance with clauses (a), (b) and (c) above. The tender must be made within five business days of the Anniversary Date. If the Holder elects not to accept the tender, then the Lender waives the right to receive the Guaranteed Return.



               [the balance of this page intentionally left blank]

            IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its ___________________ on this 24th day of January, 2002.



                                        COMMERCIAL CONSOLIDATORS CORP.


                                        By:________________________________
                                           Name:
                                           Title:



WITNESS:



-------------------------------

                              NOTICE OF CONVERSION


(To be executed by the Registered Holder in order to convert the Note)


         The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by COMMERCIAL CONSOLIDATORS CORP. on January ____, 2002 into Shares of Common Stock of COMMERCIAL CONSOLIDATORS CORP. (the "Company") according to the conditions set forth in such Note, as of the date written below.



Date of Conversion:
                   -------------------------------------------------------------


Conversion Price:
                 ---------------------------------------------------------------


Shares To Be Delivered:
                       ---------------------------------------------------------


Signature:
          ----------------------------------------------------------------------


Print Name:
            --------------------------------------------------------------------


Address:
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------